Exhibit 10.48

100% CONVERTIBLE PROMISSORY NOTE EXTENSION AGREEMENT

This 100% CONVERTIBLE PROMISSORY NOTE EXTENSION AGREEMENT (the “Agreement”) dated this 12th day of October 2009, is entered into by and between Dot VN, Inc., a Delaware corporation (the “Maker”) and Lee Johnson (the “Holder”).

Recitals

A.
Maker made, executed and delivered to the order of Holder that certain 100% Convertible Promissory Note (the “Note”) dated April 20, 2009, in the principal sum of $2,884,658.16 with interest payable at the rate of 8% per annum, which Note is due and payable on October 16, 2009 (the “Due Date”).

B.	Make and Holder on October 12, 2009 extended the Due Date of the Note to December 31, 2009 (“First Extended Due Date”).

C.	Maker and Holder desire to modify the terms of the Note to extend the First Extended Due Date.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1.	The First Extended Due Date of the Note is extended to December 31, 2009, at which time the entire amount of principal plus accrued interest shall be due and payable in full.

2.
Except as provided herein, the terms and provisions of the Note shall remain unchanged and shall remain in full force and effect; the Note as modified and amended hereby is ratified and confirmed in all respects.

3.	The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and assigns

IN WITHNESS WHEREOF, this Agreement is effective as of the date first above written.

“MAKER” Dot VN, Inc.	“HOLDER” Lee Johnson

/s/ Thomas Johnson	/s/ Lee Johnson
By: Thomas Johnson	By: Lee Johnson
Its: CEO